Exhibit 99.28(g)(i)

CUSTODIAN AGREEMENT

THIS AGREEMENT is made as of October 12, 1993 by and between OLD WESTBURY FUNDS, INC., a Maryland corporation (“the Fund”), and BESSEMER TRUST COMPANY, a state chartered bank (“Bessemer”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end, diversified management investment company under Investment Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain Bessemer to serve as the Fund’s custodian and Bessemer is willing to serve as the Fund’s custodian;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.        Appointment. The Fund hereby appoints Bessemer to act as custodian of the portfolio securities, cash and other property for each series belonging to the Fund for the period and on the terms set forth in this Agreement. Bessemer accepts such appointment and agrees to furnish the services herein set forth. Bessemer agrees to comply with all relevant provisions of the 1940 Act applicable rules and regulations thereunder.

2.        Delivery of Documents. The Fund has furnished Bessemer with copies properly certified or authenticated of each of the following:

(a) Resolutions of the Fund’s Board of Directors authorizing the appointment of Bessemer as custodian of the portfolio securities, cash and other property belonging to the Fund and approving thus Agreement;

(b) Appendix A identifying and containing the signatures of the Fund’s offices and/or other persons authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on behalf of the Fund;

(c) The Fund’s Articles of Incorporation filed with the Secretary of State of the State of Maryland on August 26, 1993 and all amendments thereto (such Articles of Incorporation, as presently in effect and as it shall from time to time be amended, is herein called the “Articles of Incorporation”);

(d) The Fund’s By-Laws and all amendments thereto (such By-Laws, as presently in effect and as it shall from time to time be amended, are herein called the “By-Laws”);

(e) The Advisory Agreement between Bessemer Trust Company, N.A. (the “Advisor”) and the Fund dated as of October 12, 1993 (the “Advisory Agreement”);

(f) The Administrative Services Agreement between Bessemer Trust Company, N.A. (the “Advisor”) and the Fund dated as of October 12, 1993 (the “The Administrative Services Agreement”);

(g) The Distribution Agreement between Signature Broker-Dealer Services, Inc, (the “Distributor”) and the Fund dated as of October 12, 1993 (the “Distribution Agreement”);

Exhibit 99.28(g)(i)

(h) The Shareholder Servicing Agreement between the Distributor and the Fund dated as of October 12, 1993 (the “the Signature Shareholder Servicing Agreement”); and the Shareholder Servicing Agreement between the Advisor and the Fund dated as of October 12, 1993 (the “Bessemer Shareholder Servicing Agreement” collectively the “Shareholder Servicing Agreement”);

(i) The Transfer Agency Agreement between Fundamental Shareholder Services, Inc. and the Fund dated as of October 12, 1993 (the “Transfer Agency Agreement”);

(j) The Fund’s Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”) on July 27, 1993;

(k) The Fund’s most recent Registration Statement on Form N-a1 under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 33-66528) and under the 1940 Act as filed with SEC on October 5, 1993 relating to shares of the Fund’s units of beneficial interest (“Shares”), and all amendments thereto; and

(l) The Fund’s most recent prospectus (such prospectus, as presently in effect, and all amendments and supplements thereto are herein called the “Prospectus”). The Fund will furnish Bessemer from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3.        Definitions.

(a) “Authorized Person”. As used in this Agreement, the term “Authorized Person” means any of the officers of the Fund and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors of the Fund to give Oral Instructions and Written Instructions on behalf of the Fund and listed in the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by Bessemer from time to time.

(b) “Book-Entry System”. As used in this Agreement, the term “Book-Entry System” means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees and the book-entry system maintained by a clearing agency registered with the SEC under Section 17A of the Securities Exchange Act 1934 (the “1934 Act”).

(c) “Oral Instructions”. As used in this Agreement, the term “Oral Instructions” means instructions actually received by Bessemer from an Authorized Person or from person reasonably believed to be an Authorized Person. The Fund agrees to deliver to Bessemer, at time and in the manner specified in Paragraph 8(b) of this Agreement, Written Instructions confirming Oral Instructions.

(d) “Property”. The term “Property,” as used in this Agreement, means:

(i) any and all securities and other property which the Fund may from time to time deposit, or cause to be deposited, with Bessemer or which Bessemer may from time to time hold for the Fund;

(ii) all income in respect of any of such securities or other property;

Exhibit 99.28(g)(i)

(iii) all proceed of the sale of any of such securities or other property; and

(iv) all proceeds of the sale of securities issued by the Fund, which are received by Bessemer from time to time from or on behalf of the Fund.

(e) “Written Instructions”. As used in this Agreement, the term “Written Instructions” means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by Bessemer and signed by an Authorized Person.

4.       Delivery and Registration of the Property. The Fund will deliver or cause to be delivered to Bessemer all securities and all moneys owned by it, including cash received for the issuance of its Shares, at any time during the period of this Agreement. Bessemer will not be responsible for such securities and such moneys until actually received by it. All securities delivered to Bessemer (other than in bearer form) shall be registered in the name of the Fund or in the name of a nominee of the Fund or in the name of any nominee of Bessemer (with or without indication of fiduciary status), or in the mane of any subcustodian or any nominee of any such subcustodian appointed pursuant to Paragraph 6 hereof or shall be properly endorsed and in form for transfer satisfactory to Bessemer.

5.        Receipt and Disbursement of Money.

(a) Bessemer shall open and maintain a separate custodial account or accounts in the name of the Fund, subject to only to draft or order by Bessemer acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund. Bessemer shall make payments of cash to, or for the account of, the Fund from such cash only (i) for the purpose of securities for the Fund’s portfolio as provided in Paragraph 13 hereof; (ii) upon receipt of Written Instructions, for the payment of interest, dividends, taxes, administration, distribution, advisory or management fees or expenses which are to be borne by the Fund under the terms of this Agreement, the Advisory Agreement, the Administrative Agreement, the Shareholder Servicing Agreements, the Transfer Agency Agreement and the Distribution Agreement, (iii) upon receipt of Written Instructions, for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or to be delivered to Bessemer; (iv) to a subcustodian pursuant to Paragraph 6 hereof; (v) for the redemption of Fund Shares; or (vi) upon receipt of Written Instructions, for other proper Fund purposes. No payment pursuant to (i) above shall be made unless Bessemer has received a copy of the broker’s or dealer’s confirmation or the payee’s invoice, as appropriate.

(b) Bessemer is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the account of the Fund.

6.        Receipt of Securities.

(a) Except as provided by Paragraph 7 hereof, Bessemer shall hold and physically segregate in a separate account, identifiable at all times from those of any other persons, firms, or corporations, all securities and non-cash property received by it for the account of the Fund. All such securities and non-cash property are to be held or disposed of by Bessemer for the Fund pursuant to the terms of this Agreement. In the absence of Written

Exhibit 99.28(g)(i)

Instructions accompanied by a certified resolution of the Fund’s Board of Directors authorizing the transaction, Bessemer shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments except in accordance with the express terms provided for in this Agreement. In no case may any director, officer, employee or agent of the Fund withdraw any securities. In connection with its duties under this Paragraph 6, Bessemer may, at its own expense, enter into subcustodian agreements with other banks r trust companies for the receipt of certain securities and cash to be held by Bessemer for the account of the Fund pursuant to this Agreement; provided the each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than one million dollars ($1,000,000) for a Bessemer subsidiary or affiliate, or of not less than twenty million dollars ($20,000,000) if such bank or trust company is not a Bessemer subsidiary or affiliate and that in either case such bank or trust company agrees with Bessemer to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. Bessemer shall remain responsible for the performance of all of its duties under this Agreement and shall hold the Fund harmless from the acts and omissions of any bank or trust company that it might choose pursuant to this Paragraph 6.

(b) Promptly after the close of business each day, Bessemer shall furnish the Fund with confirmations and a summary of all transfers to or from the account of the Fund during said day. Where securities are transferred to an account of the Fund established pursuant to Paragraph 7 hereof, Bessemer shall also by book-entry or otherwise identify as belonging to the Fund the quantity of securities in a fungible bulk of securities registered in the name of Bessemer (or its nominee) or shown in Bessemer’s account on the books of the Book-Entry System. At least monthly and from time to time, Bessemer shall furnish the Fund with a detailed statement of the Property held for the Fund under this Agreement.

7.        Use of Book-Entry System. The Fund shall deliver to Bessemer certified resolutions of the Board of Trustees of the Fund approving, authorizing and instructing Bessemer on a continuous and on-going basis until instructed to the contrary by Oral or Written Instructions actually received by Bessemer (a) to deposit in the Book-Entry System all securities belonging to the Fund eligible for deposit therein and (b) to utilize the Book-Entry System to the extent possible in connection and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

(a) Securities and any cash of the Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by Bessemer in other that a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. Bessemer will pay out money upon receipt of securities and will deliver securities only upon the receipt of money.

(b) All books and records maintained by Bessemer which relate to the Fund’s participation in the Book-Entry System will at all times during Bessemer’s regular business hours be open to the inspection of the Fund’s duly authorized employees or agents, and the Funds will be furnished with all information in respect of the services rendered to it as it require.

(c) Bessemer will provide the Fund with copies of any report obtained by Bessemer on the system of internal accounting control of the Book-Entry System promptly after receipt

Exhibit 99.28(g)(i)

of such a report by Bessemer. Bessemer will also provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

8.         Instructions Consistent with Declaration, etc.

(a) Unless otherwise provided in this Agreement, Bessemer shall act only upon Oral and Written Instructions. Although Bessemer may know of the provisions of the Articles of Incorporation and By-Laws of the Fund, Bessemer may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Articles of Incorporation or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Directors, or of any committee thereof.

(b) Bessemer shall be entitled to rely upon any Oral Instructions and Written Instructions actually received by Bessemer pursuant to this Agreement. The Funds agrees to forward to Bessemer Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by Bessemer by the close business of the same day that such Oral Instructions are given to Bessemer. The Fund agrees that the fact that such confirming Written Instructions are not received by Bessemer shall in no way affect the validity of the transactions of enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that Bessemer shall incur no liability to the Fund in acting upon Oral Instructions given to Bessemer hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

9.         Transactions Not Requiring Instructions. In absence of contrary Written Instructions, Bessemer is authorized to take the following actions:

(a) Collection of Income and Other Payments. Bessemer shall:

(i) collect and receive for the account of the Fund all income and other payments and distributions, including (without limitation) stock dividends, rights, option premiums and similar items, included or to be included in the Property, and promptly advise the Fund of such receipt and shall credit such income, as collected, to the Fund’s custodian account;

(ii) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money on the same day as received;

(iii) receive and hold for the account of the Fund all securities received as a distribution on the Fund’s portfolio securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities belonging to the Fund held by Bessemer hereunder;

(iv) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

Exhibit 99.28(g)(i)

(v) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

(b) Miscellaneous Transactions. Bessemer is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt thereof in the following cases:

(i) for examination by a broker selling for the account of the Fund in accordance with street delivery custom;

(ii) for the exchange of interim receipts or temporary securities for definitive securities; and

(iii) for transfer of securities into the name of the Fund or Bessemer or nominee of either, or for exchange of securities for a different number of bonds, certificated, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to Bessemer.

10.       Transactions Requiring Instructions. Upon receipt of Oral or Written Instructions and not otherwise, Bessemer, directly or through the use of the Book-Entry System, shall:

(a) execute and deliver to such persons, as may be designated in such Oral or Written Instructions, proxies, consents, authorizations, ad any other instruments whereby the authority of the Fund as owner of any securities may be exercised;

(b) deliver any securities held for the Fund against receipt of other securities or cash or paid on connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of an conversion privilege;

(c) deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such securities of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(d) make such transfers or exchanges of the assets of the Fund and take such other steps as shall be stated in said Oral or Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

(e) release securities belonging to the Fund to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to Bessemer of the monies borrowed, except that in case where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that

Exhibit 99.28(g)(i)

purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated thereof and upon surrender of the note or notes evidencing the loan; and

(f) release and deliver securities owned by the Fund in connection with any repurchase agreement entered into on behalf of the Fund, but only on receipt of payment therefor; and pay out moneys of the Fund in connection with such repurchase agreements, but only upon delivery the delivery of the securities; and

(g) otherwise transfer, exchange or deliver securities in accordance with Oral and Written Instructions.

11.       Segregated Accounts. Bessemer shall upon receipt of Written or Oral Instructions establish and maintain a segregated account or accounts on its records for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities, including securities on the Book-Entry System (i) for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such complies with the Investment Company Act and Release No. 10666 or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies and (ii) for other proper corporate purposes, but only, in the case of clause (ii), upon receipt of Written Instructions.

12.       Dividends and Distributions. The Fund shall furnish Bessemer with appropriate evidence of action by the Fund’s Board of Trustees declaring and authorizing the payment of any dividend and distributions. Upon receipt by Bessemer of Written Instructions with respect to dividends and distributions declared by the Fund’s Board of Trustees and payable to shareholders who are entitled to receive cash for fractional shares and those who have elected in the proper manner to receive their distributions on dividends on cash, and in conformance with procedures mutually agreed upon by Bessemer, the Fund, and the Fund’s transfer agent, Bessemer shall pay to the Fund’s transfer agents, as agent for the shareholders, an amount equal to the amount indicated in said Witten Instructions as payable by the Funds to such shareholders for distribution in cash by the transfer agent to such shareholders. In lieu of paying the Fund’s transfer agent cash dividends and distributions, Bessemer may arrange for the direct payment with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Bessemer and the Fund’s transfer agent.

13.       Purchases of Securities. Promptly after each decision to purchase securities by the Advisor, the Fund, through the Advisor, shall deliver to Bessemer Oral Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities, (b) the number of shares or the principal amount purchased and accrued interest, if any, (c) the date of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase and (f) the name of the person from whom or the broker through whom the purchase was made. Bessemer shall upon receipt of securities purchased by or for the Fund pay out of the moneys held for the account of the Fund the total amount payable to the person from whom or the broker though whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions.

14.       Sale of Securities. Promptly after each decision to sell securities by the Advisor to exercise of an option written by the Fund, the Fund, through the Advisor, shall deliver to Bessemer Oral Instructions, specifying with respect to each such sale : (a) the name

Exhibit 99.28(g)(i)

of the issuer and the title of the security, (b) the number of shares or the principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit, (e) the total amount payable to the Fund upon sale and (f) the name of the broker through whom or the person to whom the sale was made. Bessemer shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the same conforms to the total amount payable as set forth in such Oral Instructions. Subject to the foregoing, Bessemer may accept and arrange for the payment in accordance with the customs prevailing among dealers in securities.

15.       Records. The books and records pertaining to the Fund which are in the possession of Bessemer shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and regulations. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all time during Bessemer’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Bessemer to the Fund or the Fund’s authorized representative at the Fund’s expense.

16.       Reports.

(a) Bessemer shall furnish the Fund the following reports:

(i) such periodic and special reports as the Fund may reasonably request;

(ii) a monthly statement summarizing all transactions and entries for the account of the Fund;

(iii) a monthly report of portfolio securities belonging to the Fund showing the adjusted average cost of each issue and the market value at the end of such month;

(iv) a monthly report of the cash account of the Fund showing disbursements;

(v) the reports to be furnished to the Fund pursuant to Rule 17f-4; and

(vi) such other information as may be agreed upon from time to time between the Fund and Bessemer.

(b) Bessemer shall transmit promptly to the Fund any proxy statement, proxy materials, notice of a call or conversation similar communications received by it as Custodian of the Property.

17.       Accounting Services. Bessemer shall:

(a) compute daily the net asset value for the Portfolio;

(b) preserve and maintain all books and records for audit and regulatory purposes as required by the Investment Company Act of 1940 and the Securities Exchange Act of 1934 (other than books and records maintained by the Fund’s shareholder servicing agents, broker-dealers and the transfer agent. It is acknowledged that all books and records maintained hereunder pursuant to the Investment Company Act of 1940 or the Securities Exchange Act of 1934

Exhibit 99.28(g)(i)

are the Fund’s property (or the Distributor’s, as the case may be) and will be surrendered to the Fund (or the Distributor) promptly upon request;

(c) produce portfolio and general ledger reports;

(d) reconcile accounting records to positions maintained by Custodian; and

(e) calculate yield and average maturity for each Portfolio;

18.        Cooperation With Accountants. Bessemer shall cooperate with the Fund’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required from time to time by the Fund.

19.       Confidentiality. Bessemer agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present, or potential Shareholders, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Bessemer may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

20.       Right to Receive Advice.

(a) Advise of Fund. If Bessemer shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.

(b) Advice of Counsel. If Bessemer shall be in doubt as to any question of law involved in any action to be taken or omitted by Bessemer, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Advisor, the Fund or Bessemer, at the option of Bessemer).

(c) Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by Bessemer pursuant to subparagraph (a) of this paragraph and advice received by Bessemer pursuant to subparagraph (b) of this paragraph, Bessemer shall be entitled to rely on and follow the advice received to the later provision alone.

(d) Protection of Bessemer. Bessemer shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraph (a) or (b) of this paragraph which Bessemer, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon Bessemer any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Bessemer’s properly taking or omitting to take such action. Nothing in this subsections shall excuse Bessemer when an action or omission on the part of Bessemer constitutes willful misfeasance, bad faith, gross

Exhibit 99.28(g)(i)

negligence or reckless disregard by Bessemer of any duties or obligations under this Agreement.

21.       Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for insuring that the Fund complies with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

22.       Compensation. During the term of this Agreement, the Fund will pay to Bessemer .20% of the average daily net assets of the Fund.

23.       Indemnification. The Fund, as sole owner of the Property, agrees to indemnify and hold harmless Bessemer and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys’ fees and disbursements, arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a) from any action or thing which Bessemer takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions, provided, that neither Bessemer nor any of its nominees shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of Bessemer’s or such nominee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or responsibilities under this Agreement. In the event of any advance of cash for any purpose made by Bessemer or its nominee shall incur or to be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may rise from its or it’s nominee’s own negligent action, negligent failure to act or willful misconduct, any Property at any time held for the account of the Fund shall be security therefor.

24.        Responsibility of Bessemer. Bessemer shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Bessemer in writing. In the performance of its duties hereunder, Bessemer shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy and completeness of all services performed under this Agreement. Bessemer shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, Bessemer shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of Bessemer or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Bessemer in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instructions, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which Bessemer reasonably believes to be genuine; (b) the validity or invalidity of the issuance of any securities included or to be included in the Property, the legality or illegality of the purchase of such securities, or the propriety or impropriety of the amount paid therefor; (c) the legality or illegality of the sale (or exchange) of any Property or the propriety or

Exhibit 99.28(g)(i)

impropriety of the amount for which such Property is sold (or exchanged); or (d) delays or errors or loss of data occurring by reason of circumstances beyond Bessemer’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, nor shall Bessemer be under any duty or obligation to ascertain whether any Property at any time delivered to or held by Bessemer may properly be held by or for the Fund.

25.       Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt of Bessemer) shall be at the sole risk of the Fund. In any case in which Bessemer does not receive any payment due the Fund within a reasonable time after Bessemer has made proper demands for the same, it shall so notify the Fund in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic demands, and await instructions from the Fund. Bessemer shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. Bessemer shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course.

26.       Duration and Termination. This Agreement shall continue until termination by the Fund or by Bessemer in either case on sixty (60) days’ written notice. Upon any termination of this Agreement, pending appointment of a successor to Bessemer or vote of the Shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or the property, Bessemer shall not deliver cash, securities or other property of the Fund to the Fund, but may deliver them to a bank or trust company of its own selection, having an aggregate capita, surplus and undivided profits, as shown by its last report, of not less than twenty million dollars ($20,000,000) as a custodian for the Fund to be held under terms similar to those of this Agreement, provided, however, that Bessemer shall not be required to make any such delivery or payment until full payment shall have been made by the Fund of all liabilities constituting a charge on or against the properties of the Fund then held by Bessemer or on or against Bessemer and until full payment shall have been made to Bessemer of all of its fees, compensation, costs and expenses.

27.       Notices. All notices and other communications, including Written Instructions (collectively referred to as “Notice” or “Notices” in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex, or facsimile sending device. Notices shall be addressed (a) if to Bessemer at Bessemer’s address, 630 Fifth Avenue, New York, New York 10111, marked for the attention of the Custodian Services Department (or its successor); (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at any time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given five days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and

Exhibit 99.28(g)(i)

facsimile sending device charges arising from sending of a Notice hereunder shall be paid by the sender.

28.       Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

29.       Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is south.

30.       Delegation. On thirty (30) days’ prior written notice to the Fund, Bessemer may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of the Bessemer Group, Incorporated, provided that Bessemer and such delegate shall promptly provide information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

31.       Miscellaneous.

(a) Bessemer acknowledges that the Fund is a Maryland corporation and that it is required by the Articles of Incorporation to limit its liability in all agreements to the assets of the Fund. Consequently, Bessemer agrees that any claims by it against the Fund may be satisfied only from the assets of the Fund, and no shareholders, directors or officers of the Fund may be held personally liable or responsible for any obligations arising out of this Agreement.

(b) This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereto, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction of effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by the court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

Exhibit 99.28(g)(i)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

[SEAL]	OLD WESTBURY FUNDS, INC.

Attest:	By:	/s/	James B. Craver, Treasure
	Name:		James B. Craver

[SEAL]	BESSEMER TRUST COMPANY

Attest:	By:	/s/
Name: